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                                                                    EXHIBIT 12.1

                          INTERFOODS OF AMERICA, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                Three Months
                               Three Months                                            2001    Ended 12/31/01
                             Ended 12/31/2001    2001   2000   1999   1998   1997   Pro Forma    Pro Forma
                             --------------------------------------------------------------------------------
Earnings

Pretax Income                             451   1,809    597    (16)   (42)   154       1,415             353
Add Fixed Charges:
  Interest on Indebtedness              2,463  10,136  4,440    893    199     54      12,568           2,562
  Portion of Rent
  Representing Interest
  Factor                                  509   2,037  1,170    842    506    268           0             509
  Preferred Stock Dividends                                       1     10     21                           0
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Subtotal of Income as
 Adjusted                               3,423  13,982  6,207  1,720    673    497      13,983           3,424
Less Preferred Dividends                                         (1)   (10)   (21)                          0
                             --------------------------------------------------------------------------------
Total Income as Adjusted                3,423  13,982  6,207  1,719    663    476      13,983           3,424

Fixed Charges

Interest on Indebtedness                2,463  10,136  4,440    893    199     54      10,531           2,562
Portion of Rent
Representing Interest Factor              509   2,037  1,170    842    506    268       2,037             509
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Subtotal of Fixed Charges               2,972  12,173  5,610  1,735    705    322      12,568           3,071

Preferred Stock Dividends                                         1     10     21
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Total Fixed Charges and
Preferred Stock Dividends               2,972  12,173  5,610  1,736    715    343      12,588           3,071

Ratio of Earnings to Fixed
Charges                                  1.15    1.15   1.11   0.99   0.93   1.39        1.11            1.11
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